Exhibit 99.1




For Immediate Release                           Contact: Marc Cannon
                                                         (954) 769-3146
                                                         cannonm@autonation.com



                AUTONATION TO SEEK NEW INDEPENDENT AUDITOR DUE TO
        DELOITTE & TOUCHE'S DECISION NOT TO SPIN OFF CONSULTING BUSINESS


         FORT LAUDERDALE, FLA. (APRIL 4, 2003) --- AUTONATION, INC. (NYSE: AN), today announced that it is evaluating alternatives for engaging an independent auditor for the fiscal year ending December 31, 2003. AutoNation's Audit Committee, which is responsible for appointing the Company's independent auditor, made the decision due to the recent announcement by Deloitte & Touche that it had ended efforts to separate Deloitte Consulting, which provides services to AutoNation. Also, under the Sarbanes-Oxley Act of 2002, audit firms will be precluded from providing certain non-audit services to their clients.

         When AutoNation appointed Deloitte & Touche as its independent auditor in May 2002, Deloitte & Touche had planned to separate its consulting business by year-end 2002. AutoNation intends to continue its relationship with Deloitte & Touche's consulting business. Deloitte & Touche will continue as AutoNation's independent auditor while AutoNation completes its evaluation. There have been no disagreements between AutoNation and Deloitte & Touche.

ABOUT AUTONATION, INC.

         AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America's largest retailer of both new and used vehicles. Ranked No. 93 on the 2002 Fortune 500 and a component of the Standard and Poor's 500 Index, AutoNation employs approximately 28,500 people and owns and operates 374 new vehicle franchises in 17 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 100,000 vehicles are available for sale.